Exhibit 99.1


CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping and Trading Limited
(646) 443-8555


                  GENCO SHIPPING AND TRADING LIMITED ANNOUNCES
                        SECOND QUARTER FINANCIAL RESULTS

          Time-Charters at Favorable Rates Contribute to Strong Results

    Closes $450 million Credit Facility; Positions Company for Future Growth


New York, New York, August 17, 2005 - Genco Shipping and Trading Limited (NASDAQ:GSTL) today reported its financial results for the three months and six months ended June 30, 2005.

The following financial review presents the results for the three months and six months ended June 30, 2005 and for the three months ended March 31, 2005. Since the Company began operations on December 6, 2004, comparable historical data for the three months and six months ended June 30, 2005 is unavailable.

                             Year to Date Highlights
                             -----------------------

o Net income was $15.6 million for the three months ended June 30, 2005 and $27.0 million for the six months ended June 30, 2005.

o We took delivery of the Genco Prosperity and the Genco Trader, increasing fleet to 16 vessels with carrying capacity of approximately 790,000 dwt.

o    We completed a $247 million Initial Public Offering on July 22, 2005.

o We entered into a new $450 million credit facility, providing an undrawn capacity of $344 million to fund future acquisitions in July 2005.

                      Financial Review: 2005 Second Quarter
                      -------------------------------------

The Company had net income of $15.6 million, or $1.16 earnings per share and $0.62 pro forma earnings per share for the three months ended June 30, 2005. Pro forma earnings per share gives effect to the additional shares issued and sold in connection to the Company's initial public offering as described in note (1) of the "Summary Consolidated Financial and Other Data". Comparatively, for the three months ended March 31, 2005 net income was $11.4 million, or $0.84 earnings per share and $0.45 pro forma earnings per share. The increase in net income was primarily attributable to the delivery of the final two vessels under our original fleet purchase agreement and a full quarter of operations for the eight vessels delivered during the quarter ended March 31, 2005.

Robert Gerald Buchanan, President, commented, "During the first half of 2005, Genco achieved significant milestones that position the Company well for the future. Among our accomplishments, we completed the acquisition and integration of 16 modern drybulk vessels. We also signed the majority of our vessels on time charters, with rates above the current environment. Finally, we completed a successful $247 million initial public offering in July of 2005. Genco intends to draw upon its modern fleet and strong industry relationships to take advantage of the favorable long-term supply and demand imbalance for drybulk ships. At the same time, we will focus on making accretive acquisitions aimed at consolidating a fragmented industry and solidifying Genco's leadership position."

Operating income increased to $19.4 million for the three months ended June 30, 2005 compared to $13.9 million for the three months ended March 31, 2005. EBITDA for the three months ended June 30, 2005 was $25.1 million compared to $17.9 million for the period ended March 31, 2005 (please see "Summary Consolidated Financial and Other Data" for a reconciliation of net income to EBITDA).

The average daily time charter equivalent, or TCE, rates obtained by the Company's fleet increased by 3.6% to $21,648 per day for the three months ended June 30, 2005 compared to $20,904 for the three months ended March 31, 2005.

Total operating expenses increased to $11.5 million for the three months ended June 30, 2005 from $7.5 million for the three month period ended March 31, 2005, as a result of operating a larger fleet. Vessel operating expenses were $3.4 million for the three months ended June 30, 2005 compared to $2.0 million for the three month period ended March 31, 2005. General and administrative costs increased to $0.9 million from $0.3 million during the comparative periods due to the expansion of our fleet. Management fees for the three months ended June 30, 2005 increased to $0.5 million compared to $0.3 million for the three months ended March 31, 2005, primarily due to a full quarter of operations for the eight vessels delivered during the quarter ended March 31, 2005.

Daily vessel operating expenses rose to $2,465 per vessel day during the second quarter of 2005 from $2,042 for the previous quarter this year. This increase is primarily due to two factors. First, the Genco Trader, a Panamax vessel that we received delivery of during the second quarter, has higher operating costs than Handymax and Handysize vessels, due to the larger size of the vessel. Second, the longer operating period for the fourteen vessels delivered through March 31, 2005.


                Financial Review: Six Months Ended June 30, 2005
                ------------------------------------------------

Net income was $27.0 million or $2.00 earnings per share and $1.07 pro forma earnings per share (see note (1) of the "Summary Consolidated Financial and Other Data") for the six months ended June 30, 2005. Voyage revenues were $52.3 million and EBITDA was $43.0 million for the six months ended June 30, 2005. TCE rates obtained by the Company's fleet for the six months ended June 30, 2005 were $21,339 per day.

Daily direct vessel operating expenses for the six months ended June 30, 2005 were $2,289.

                         Liquidity and Capital Resources
                         -------------------------------

                                    Cash Flow
                                    ---------

Net cash provided by operating activities for the six-month period ended June 30, 2005 was $38.5 million. Net cash from operating activities was primarily a result of recorded net income of $27.0 million and depreciation charges of $9.7 million. Net cash used in investing activities was $232.5 million and related solely to the acquisition of ten additional vessels during 2005. Net cash provided by financing activities was $212.8 million and consisted primarily of $231.2 million in proceeds from our original credit facility and a further equity contribution of $2.7 million used to finance the acquisition of ten additional vessels. These events were off-set by a scheduled $20.6 million debt payment under our original credit facility on June 1, 2005.

                              Capital Expenditures
                              --------------------

We make capital expenditures from time to time in connection with vessel acquisitions. Our recent vessel acquisitions consist of our fleet of five Panamax drybulk carriers, six Handymax drybulk carriers and five Handysize drybulk carriers.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. Upon the delivery of the Genco Trader, in June 2005, the Company incurred a deferred drydocking cost associated with the preparation of the vessel for its initial charter. We estimate our drydocking costs for our fleet through 2007 to be:


                                         2005                   2006           2007
                                   Q3            Q4
                               -------------------------------------------------------
Estimated Costs                $ 280,000       $    -       $ 1,710,000    $ 2,130,000
Estimated Offhire Days (1)            20            0               140            160


(1) Estimated at 20 days per drydocking per vessel

                  Summary Consolidated Financial and Other Data
                  ---------------------------------------------

The following table summarizes Genco Shipping and Trading Limited's selected consolidated financial and other data for the periods indicated below.


                                                                          Three Months Ended   Six Months Ended
                                                                             June 30, 2005      June 30, 2005
                                                                       -----------------------------------------
                                                                       (Dollars in thousands, except share data)
                                                                                     (unaudited)
                                                                       -----------------------------------------

INCOME STATEMENT DATA:
Revenues                                                                       $  30,950         $  52,349
Operating expenses:
    Voyage expenses                                                                1,020             1,910
    Vessel operating expenses                                                      3,417             5,432
    General and administrative expenses                                              933             1,193
    Management fees                                                                  478               809
    Depreciation                                                                   5,670             9,651
                                                                               ---------         ---------
       Total operating expenses                                                   11,518            18,995
                                                                               ---------         ---------

Operating income                                                                  19,432            33,354
                                                                               ---------         ---------
Interest income (expense):
    Interest income                                                                  183               266
    Interest expense                                                              (3,998)           (6,618)
                                                                               ---------         ---------
    Net interest expense                                                       $  (3,815)        $  (6,352)
                                                                               ---------         ---------

    Net income                                                                    15,617            27,002
                                                                               =========         =========

    Earnings per share                                                         $    1.16         $    2.00
                                                                               =========         =========

    Weighted average shares outstanding, thousands                                13,500            13,500
                                                                               =========         =========

    Proforma earnings per share (1)                                            $    0.62         $    1.07
                                                                               =========         =========

    Proforma weighted average shares outstanding, thousands (1)                   25,260            25,260
                                                                               =========         =========


                                                                             --------------------------------
                                                                             June 30, 2005      June 30, 2005
                                                                             (unaudited)
                                                                             --------------------------------

BALANCE SHEET DATA:
Cash                                                                           $  26,222         $   7,431
Current assets, including cash                                                    28,951             8,529
Total assets                                                                     445,166           201,628
    Current liabilities, including current portion of long-term debt              84,346            24,048
    Current portion of long-term debt                                             82,500            23,203
Total long-term debt, including current portion                                  336,375           125,766
Shareholder's equity                                                             103,081            73,374


                                                                            Six Months Ended June 30, 2005
                                                                                     (unaudited)
                                                                            ------------------------------

Net cash provided by operating activities                                            $  38,470
Net cash (used) by investing activities                                               (232,479)
Net cash provided by financing activities                                              212,800
EBITDA (2)                                                                             (43,005)


                                       4



                                                                       -----------------------------------------
                                                                          Three Months Ended   Six Months Ended
                                                                             June 30, 2005      June 30, 2005
                                                                       -----------------------------------------

FLEET DATA:
Total number of vessels at end of period                                              16                16
Average number of vessels (3)                                                       15.4              13.1
Total ownership days for fleet (4)                                                 1,386             2,373
Total available days for fleet (5)                                                 1,383             2,364
Total operating days for fleet (6)                                                 1,372             2,346
Fleet utilization (7)                                                               99.2%             99.2%
AVERAGE DAILY RESULTS:
Time charter equivalent (8)                                                    $  21,648         $  21,339
Daily vessel operating expenses per vessel (9)                                     2,465             2,289


                                                                       -----------------------------------------
                                                                          Three Months Ended   Six Months Ended
                                                                             June 30, 2005      June 30, 2005
                                                                                   (Dollars in thousands)
                                                                       -----------------------------------------

EBITDA Reconciliation:
    Net Income                                                                 $  15,617         $  27,002
    + Net interest expen                                                           3,815             6,352
    + Depreciation                                                                 5,670             9,651
                                                                               ---------         ---------
          EBITDA                                                                  25,102            43,005
                                                                               =========         =========

(1) For purposes of this pro forma calculation 25,260,000 shares of common stock have been considered issued and outstanding.

(2) EBITDA represents net income plus net interest expense, income tax expense, depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating monthly internal financial statements and it is presented for review at our board meetings. EBITDA is also used by our lenders in certain loan covenants. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

(3) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as a measured by the sum of the number of days each vessels was part of our fleet during the period divided by the number of calendar days in that period.

(4) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

(5) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

(6) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(7) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

(8) We define TCE rates as our revenues (net of voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.

(9) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

                   Genco Shipping and Trading Limited's Fleet
                   ------------------------------------------

As of June 30 2005, Genco Shipping and Trading Limited's fleet consisted of five Panamax, six Handymax and five Handysize drybulk carriers, with a total carrying capacity of approximately 790,000 deadweight tons, or dwt. The average age of the Company's fleet as of June 30, 2005 was 8.3 years.

Fourteen of the sixteen vessels in our fleet are on long-term time charters with an average remaining life of 1.4 years as of June 30 2005.


                                                  2005

-------------------------------------------------------------------------------------------------------------
                   Vessel                Vessel Type       Expiration Date(1)  Current Time Charter Rates (2)
                   ------                -----------       ------------------  ------------------------------

      1          Genco Beauty              Panamax            February 2007              $29,000
      2          Genco Knight              Panamax            January 2007               $29,000
      3          Genco Leader              Panamax                       --              Spot
      4          Genco Trader              Panamax                       --              Spot
      5          Genco Vigour              Panamax            December 2006              $29,000
      6          Genco Explorer            Handysize          August 2006                $17,250
      7          Genco Glory               Handysize          December 2006              $18,250
      8          Genco Pioneer             Handysize          September 2006             $17,250
      9          Genco Progress            Handysize          September 2006             $17,250
     10          Genco Reliance            Handysize          August 2006                $17,250
     11          Genco Sugar               Handysize          August 2006                $17,250
     12          Genco Carrier             Handymax           December 2006              $24,000
     13          Genco Marine              Handymax           March 2007                 $26,000 (3)
     14          Genco Prosperity          Handymax           March 2007                 $23,000
     15          Genco Success             Handymax           January 2007               $23,850
     16          Genco Wisdom              Handymax           January 2007               $24,000
-------------------------------------------------------------------------------------------------------------

(1) The dates presented on this table represent the earliest dates that our charters may be terminated. Except with respect to the Genco Trader and Genco Leader charters, under the terms of the contracts, charterers are entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2) Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 1.25% to 5% to unaffiliated third parties. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents' fees and canal dues.

(3)  The time charter rate is $26,000 until March 2006 and $18,000 thereafter.


                               New Credit Facility
                               -------------------

On July 29, 2005, subsequent to the initial public offering, the Company entered into a new credit facility dated July 15, 2005. The new credit facility is with a syndicate of commercial lenders consisting of Nordea Bank Finland Plc, New York Branch, DnB NOR Bank ASA, New York Branch and Citigroup Global Markets Limited. The credit facility has been used to refinance our indebtedness, and will be used in the future to acquire additional vessels and for working capital requirements. Under the terms of our new credit facility, borrowings in the amount of $106.2 million were used to repay indebtedness under our original credit facility. After our initial borrowings under the new credit facility, $343.8 million remains available to fund future vessel acquisitions, and we may borrow up to $20.0 million of the $343.8 million for working capital purposes.

Interest on the amounts drawn is payable at the rate of 0.95% per annum over LIBOR until the fifth anniversary of the closing of the new credit facility and 1.00% per annum over LIBOR thereafter. We are also obligated to pay a commitment fee equal to 0.375% per annum on any undrawn amounts available under the facility.

The new credit facility has a term of ten years. The facility permits borrowings up to 65% of the value of the vessels that secure our obligations under the new credit facility up to the facility limit, provided that conditions to drawdown are satisfied. The facility limit is $450 million for a period of six years. Thereafter, the facility limit is reduced by an amount equal to 8.125% of the total commitment, semi-annually over a period of four years and is reduced to $0 on the tenth anniversary.

John C. Wobensmith, Chief Financial Officer, commented, "We are pleased to have entered into this $450 million facility and appreciate the support we received from leading financial institutions. The favorable terms of the facility provide an advantage for Genco as the Company seeks to further expand its fleet size and earnings. Drawing upon our significant financial flexibility, we will actively pursue accretive opportunities that meet strict financial criteria and create long-term shareholder value. We are also positioned to create value through our dividend policy. Based on our operations for the third quarter, we expect to declare a $0.54 dividend by November 2005."

                                 Dividend Policy
                                 ---------------

Our dividend policy is to declare quarterly distributions to shareholders by each February, May, August and November commencing in November, 2005, substantially equal to our available cash from operations during the previous quarter, less cash expenses for that quarter (principally vessel operating expenses and debt service) and any reserves our board of directors determines we should maintain. These reserves may cover, among other things, drydocking, repairs, claims, liabilities and other obligations, interest expense and debt amortization, acquisitions of additional assets and working capital. While we cannot assure you that we will do so, and subject to the limitations set forth below, we expect to declare a dividend per share of $0.54 by November 2005 (based on our actual results of operations for the third quarter of 2005).

The declaration and payment of any dividend will be subject to the discretion of our board of directors. The timing and amount of dividend payments will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

                          Election of New Board Member
                          ----------------------------

The Company also announced today that Harry A. Perrin has been elected to the Company's Board of Directors. Mr. Perrin will serve as Chairman of the Audit Committee.

Peter C. Georgiopoulos, Chairman of the Board, stated, "We are delighted to welcome Harry to the Board. Harry brings a broad range of experience in accounting, finance and strategic planning."

Mr. Perrin is currently the co-head of the Restructuring Business of Petrie Parkman & Co., Inc. Prior to joining Petrie Parkman in 2001, Mr. Perrin was a partner for ten years in the business finance and restructuring group of the Houston office of the law firm of Weil Gotshal & Manges. Mr. Perrin is a Certified Public Accountant. He holds a Bachelor of Business Administration in Accounting from the University of Texas and a J.D. from the University of Houston. Prior to attending law school, Mr. Perrin worked in the audit department of the Dallas office of Touche Ross & Co.

                    About Genco Shipping and Trading Limited
                    ----------------------------------------

Genco Shipping and Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping and Trading Limited currently owns a fleet of 16 drybulk carriers, consisting of five Panamax, six Handymax and five Handysize vessels, with a carrying capacity of approximately 790,000 dwt.

                          Conference Call Announcement
                          ----------------------------

Genco Shipping and Trading Limited announced that it will hold a conference call on August 18, 2005 at 8:30 a.m. Eastern Time to discuss its 2005 second quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company's website, www.GencoShipping.com. To access the conference call, dial (866) 770-7146 and enter passcode 96910853. A replay of the conference call can also be accessed until August 31, 2005, by dialing (888) 286-8010 and entering the passcode 71424578. The Company intends to place additional materials, related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of
                                     1995
-----------------------------------------------------------------------------

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management's current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Registration Statement on Form S-1, as amended, for our initial public offering (See Registration Statement No. 333-124718). Our ability to pay dividends in any period will depend upon factors including the limitations under our loan agreements, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary.